                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12


                         GENERAL BINDING CORPORATION
-------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

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    (4) Date filed:

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(1)  Set forth the amount on which the filing fee is calculated and state how it was determined.

[GENERAL BINDING CORPORATION LOGO]
WILLIAM N. LANE, III
Chairman

                                                                   April 5, 2000

To GBC stockholders:

     You are cordially invited to attend the GBC annual meeting of stockholders, which will be held on Tuesday, May 9, 2000 at 3:30 p.m. at the Holiday Inn North Shore, 5300 W. Touhy Av., Skokie, Illinois.

     At the meeting we shall report to you on the current business and developments at GBC. The Board of Directors and many of our executives will also be present to discuss the affairs of the Company with you. After the meeting, Company products will be demonstrated and refreshments will be served.

     Please sign and return the enclosed proxy card to assure that your shares will be represented. If you plan to attend the meeting, please so indicate in the appropriate space provided on the card. The proxy will not be used if you do attend and wish to vote in person.

                                           Sincerely yours,

                                           William N. Lane, III

                                           WILLIAM N. LANE, III
                                           Chairman

                          GENERAL BINDING CORPORATION

                                   NOTICE OF

                         ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 9, 2000

                                                            Northbrook, Illinois
                                                                   April 5, 2000

     The annual meeting of the stockholders of General Binding Corporation (the "Company") will be held on Tuesday, the 9th day of May, 2000 at 3:30 p.m. local time, at the Holiday Inn North Shore, 5300 W. Touhy Avenue, Skokie, Illinois for the following purposes:

     1. To elect a board of ten directors for the ensuing year.

     2. To act upon a proposal to ratify the selection of Arthur Andersen & Co. as independent public accountants for the fiscal year 2000.

     3. To transact such other business as may properly come before the meeting.

     The transfer books will not be closed. Only stockholders of record, at the close of business on March 20, 2000, are entitled to notice of and to vote at this meeting or any adjournment thereof.

     In order that your shares may be represented at the meeting, in the event you are not personally present, please sign the proxy and return it in the enclosed envelope.

                                           By order of the Board of Directors

                                           Steven Rubin

                                             STEVEN RUBIN

                                             Vice President, Secretary &
                                             General Counsel

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN ORDER THAT YOUR SHARES WILL BE VOTED. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE MEETING YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED.

                          GENERAL BINDING CORPORATION
                                 ONE GBC PLAZA
                           NORTHBROOK, ILLINOIS 60062

                               ------------------

                                PROXY STATEMENT

           FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 9, 2000

                               ------------------

     The enclosed proxy is solicited by the Board of Directors of the Company. It may be revoked at any time before it is exercised, but if not revoked, the shares represented by the proxy will be voted. If the proxy card is marked to indicate a choice, the shares will be voted as directed. If no indication is made, the proxy will be voted FOR the election of directors and FOR the ratification of the selection of Arthur Andersen & Co. as independent auditors. You may revoke your proxy by giving written notice of revocation to the Secretary of the Company at any time before it is voted or by attending the meeting and voting your shares in person. The expense incurred in the solicitation of the proxies will be borne by the Company. In addition to this solicitation by mail, proxies may be solicited by officers, directors, and regular employees of the Company, without extra compensation, personally and by mail, telephone or telegraph. Brokers, nominees, fiduciaries and other custodians will be required to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. This Proxy Statement and the enclosed Proxy are being sent to the stockholders of the Company on or about April 5, 2000.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The voting securities entitled to vote at the meeting are 13,326,924 shares of Common Stock entitled to one vote per share and 2,398,275 shares of Class B Common Stock entitled to fifteen votes per share. The record date for determination of stockholders entitled to vote at the meeting is March 20, 2000. By virtue of Lane Industries, Inc. direct ownership of the Common Stock and Class B Common Stock as described below, it controls 88.2% of the eligible votes at the meeting.

     Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. Broker non-votes will not be counted as shares present and entitled to vote nor as a vote cast on any matter presented at the meeting. Directors are elected by a plurality of the votes of the shares present and entitled to vote. Accordingly, abstentions and broker non-votes will not have any effect on the election of directors. Action on any other matter is approved by a majority vote of the shares present and entitled to vote at the meeting. Accordingly, abstentions will have the effect of a negative vote on such matters.

     Lane Industries, Inc. intends to vote its shares for the election as directors of the nominees named herein and to ratify the selection of independent public accountants.

     The following beneficial owners of the Company's equity securities are the only persons known to management of the Company who beneficially owned more than five per cent of any class of the Company's voting securities as of February 29, 2000:

                                                                         AMOUNT AND NATURE OF       PERCENT
     CLASS OF STOCK                    NAME AND ADDRESS                  BENEFICIAL OWNERSHIP       OF CLASS
     --------------                    ----------------                  --------------------       --------
Class B Common Stock.....    Lane Industries, Inc.                            2,398,275(1)(3)          100
                               One Lane Center
                               Northbrook, IL 60062
Common Stock.............    Lane Industries, Inc.                            9,883,237(2)(3)         62.8(4)
                               One Lane Center
                               Northbrook, IL 60062
Common Stock.............    Ariel Capital Management, Inc.                   2,787,781(5)            17.8(4)
                               307 N. Michigan Ave.
                               Chicago, IL 60601

---------------
(1) Class B Common Stock is convertible into Common Stock at the rate of one share of Common Stock for each Class B share upon presentation of a Class B share to the transfer agent.

(2) Includes the 2,398,275 Class B shares described in Note (1).

(3) Lane Industries, Inc. has the sole power to vote and to dispose of these shares. The voting stock of Lane Industries, Inc. is owned by various trusts under which certain members of the family of William N. Lane, deceased, are beneficiaries. William N. Lane, III, Chairman and a Director of the Company and other members of the Lane family are considered to have control of Lane Industries, Inc. by virtue of their control of the voting stock of Lane Industries, Inc. through a Voting Trust Agreement under which they act as Voting Trustees.

(4) As a percent of the outstanding shares after giving effect to the possible conversion of Class B Common Stock described in Note (1).

(5) As of December 31, 1999 based upon information provided in a Schedule 13-G filed with the Securities and Exchange Commission and dated February 8, 2000. Ariel Capital has sole dispositive and voting power over all of these shares.

                             ELECTION OF DIRECTORS

     It is intended that the proxy will be voted for the election of the ten nominees for director named below except in the event any of those named should not continue to be available for election, discretionary authority may be exercised to vote for a substitute. All of the nominees are current directors and were elected by the stockholders. There are no family relationships among any of the nominees.

     No circumstances are now known which would render any nominee named herein unavailable. The nominees of Management for election to the Board of Directors, each to hold office until the next annual meeting, or until his successor is elected, are as follows:

                                                                                  COMMON STOCK
                                           FIRST YEAR                             BENEFICIALLY         PERCENT
                                            ELECTED       PRESENT POSITION            OWNED               OF
             NAME AND AGE                   DIRECTOR        WITH COMPANY        FEBRUARY 29, 2000      CLASS(A)
             ------------                  ----------     ----------------      -----------------      --------
George V. Bayly, 57....................       1998       Director(b)                        0               0
Richard U. De Schutter, 59.............       1997       Director(c)                    1,000               0
Theodore Dimitriou, 73.................       1991       Director(d)                    2,000               0
Thomas V. Kalebic, 56..................       1977       Director(e)                   96,505(f)           .6
William N. Lane, III, 56...............       1977       Chairman and                 288,727(h)          1.8
                                                           Director(g)
James A. Miller, 57....................       1997       Director(i)                        0               0
Arthur C. Nielsen, Jr., 81.............       1966       Director(j)                   34,860              .2
Govi C. Reddy, 55......................       1994       President and Chief           69,205(l)           .4
                                                           Executive
                                                           Officer, and
                                                           Director(k)
Warren R. Rothwell, 83.................       1961       Director(m)                   15,100               0
Robert J. Stucker, 55..................       1987       Director(n)                    4,500               0
All Officers and Directors as a
  group................................                                               903,804(o)          5.7

---------------
(a) As a percent of outstanding shares after giving effect to the possible issuance of shares pursuant to the Company's stock option plans described below and the possible conversion of the Class B Common Stock (see note (1) to Voting Securities and Principal Stockholders). Percentages less than .1% are shown as 0%.

(b) Mr. Bayly is Chairman, President and CEO of Ivex Packaging Corporation, a specialty packaging company engaged in the manufacturing and marketing of a broad range of plastic and paper packaging products. He has held this position for more than the past five years.

(c) Mr. De Schutter is currently Vice Chairman, Chief Administration Officer, and a Director of the Monsanto Company, a leading life sciences company. Prior to assuming these responsibilities in 1999, he had been the Chairman and Chief Executive Officer of G.D. Searle & Co., a wholly owned subsidiary of Monsanto engaged in the research, development and marketing of pharmaceutical products since April, 1995. He is also a director of ReliaStar Financial Corp.

(d) Mr. Dimitriou is currently a private investor. Prior to his retirement in 1998, he had been for more than the past five years, the Chairman and a director of Wallace Computer Services, Inc., a business forms and computer service and supply company.

(e) Mr. Kalebic is currently Executive Vice President, Chief Operating Officer and a Director of Lane Industries, Inc., a company with hotel, home security, farming and ranching operations in addition to other investments. He has been an officer of Lane Industries, Inc. since 1975 (see (h) below). Mr. Kalebic is also a Voting Trustee under the Agreement referenced in note
     (3) to Voting Securities and Principal Stockholders.

(f) At March 1, 2000 Mr. Kalebic had outstanding options to acquire from Lane Industries, Inc. up to 214,500 shares of the Company's Common Stock at prices ranging from $7.00 to $30.00 each. Of those outstanding options 45,750 were exercisable prior to May 1, 2000 but are not included in the figure included in the table.

(g) Mr. Lane is the Chairman, President and a Director of Lane Industries, Inc., and has served in such capacity since September, 1978. He was elected Chairman of General Binding Corporation in May, 1983.

(h) Does not include 9,883,237 shares owned by Lane Industries, Inc., an associate of Mr. Lane, III (see notes (2) and (3) to Voting Securities and Principal Stockholders). Also includes 40,125 shares exercisable under stock options by May 1, 2000.

(i) Mr. Miller is currently a private investor. Until 1998 he had been the President, CEO and a director of Alliant FoodService, Inc. a broadline food-service distributor. Prior to his appointment to that position in 1995, he had been serving, since 1991, as President of Kraft Food Service, the predecessor to Alliant.

(j) Mr. Nielsen is Chairman Emeritus of the A. C. Nielsen Co. and now acts as a consultant to that Company.

(k) Mr. Reddy became a director in June, 1994 and was named the Company's President and Chief Executive Officer effective January 1, 1995. He has been employed by the Company since July, 1978 in various management positions, the most recent of which was Senior Vice-President of Subsidiary Operations and President of the Company's laminating film division.

(l)  Includes 32,350 shares exercisable under stock options by May 1, 2000.

(m) Mr. Rothwell is a private investor. He was the Company's President on an interim basis from November, 1983 to May, 1984. He had previously been the Company's Chairman since November, 1978 until his retirement from that position in May, 1983.

(n) Mr. Stucker is a partner with the law firm of Vedder, Price, Kaufman & Kammholz. He is also a director of Lane Industries, Inc. (see (h) above). Vedder, Price, Kaufman & Kammholz has performed legal services for the Company and Lane Industries, Inc. for many years and it is anticipated that they will continue to do so in the future.

(o) Includes 352,983 shares owned by the Company's Employee's 401-K Savings and Retirement Plan. Messrs. Kalebic, Lane and Reddy share the power to direct the disposition of these shares as members of the Company's Executive Committee of the Board. The members of the Executive Committee disclaim beneficial ownership of these shares. Also includes 90,037 shares exercisable under stock options or exercisable by May 1, 2000 under the Company's stock option plans.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the shares of Common Stock are traded. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon the Company's review of such forms and, if appropriate, representations made to the Company by any such reporting person concerning whether a Form 5 was required to be filed for the 1998 fiscal year, the Company is not aware that any of its directors and executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the period commencing January 1, 1999 through December 31, 1999, except that Mr. Warren R. Rothwell, a Director, reported a July, 1999 sale of 4,000 shares of common stock one month late. The transaction set forth in this one late report did not result in any short-swing profits (under Section 16(b) of the Exchange Act) for Mr. Rothwell.

                         STOCK OWNERSHIP OF MANAGEMENT

     Following is information with respect to the ownership of the Company's Common Stock by those non-director executive officers named in the Senior Executive Compensation Table found on page 11 hereinafter.

                                                                      COMMON STOCK
                                                                      BENEFICIALLY
                                          PRESENT POSITION                OWNED
               NAME                         WITH COMPANY            FEBRUARY 29, 2000
               ----                       ----------------          -----------------
Timothy J. Webb....................  Group President,                     2,100
                                     Document Finishing
Terry G. Westbrook.................  Senior Vice President &                  0
                                     Chief Financial Officer

                     BOARD OF DIRECTORS AND COMMITTEE DATA

     The Board of Directors has appointed a standing Audit Committee. No nominating committee has been appointed.

     The current members of the Audit Committee are Messrs. Nielsen (Chairman), DeSchutter, Dimitriou, Kalebic and Lane, III. The Committee (a) recommends to the entire Board the firm to be retained each year as independent public accountants, (b) reviews the scope of the audit to be performed by the public accountants, (c) reviews the reports of the public accountants and (d) periodically meets with the Company's internal auditors and financial management to review the internal audit and control methods and procedures of the Company, reporting thereon to the entire Board. The Audit Committee met four times in 1999.

     The Board has also appointed a standing Executive Committee, which consists of Messrs. Lane, Reddy, and Kalebic. This Committee is responsible for the review of the Company's operations and finances. Included within these responsibilities is the control and implementation of compensation policies and programs for the Company's senior executives. The Executive Committee met twenty three times in 1999.

     There were five meetings of the Board of Directors during 1999. Each member of the Board attended at least 75% of all board and committee meetings of which the director was a member during the year.

                            DIRECTOR'S COMPENSATION

     Directors who are not employees of the Company receive an annual director's fee of $20,000 and are paid $1,000 for each Board meeting attended and $500 for each Audit Committee meeting attended. Employee directors receive $1,000 per meeting for attending regularly scheduled Board meetings. In addition, Thomas V. Kalebic receives an annual fee of $5,000 to compensate him for Board Committee participation and for the additional service he provides the Company as a member of its Executive Committee.

     Directors may elect to defer their annual and/or board meeting fees pursuant to a Phantom Stock Plan which was established by the Company in 1995. This Plan gives the Directors the ability to receive incentive compensation based on any appreciation of the common stock of the Company and on the dividends declared on such stock while the Directors remain in office. Management believes this Plan promotes a closer identity of interests between the Directors and the Company's shareholders.

     Any Director who elects to participate in the Plan receives Phantom Stock Units ("PSUS") in lieu of cash compensation for either or both of his annual director's or board meeting fees as he so chooses. PSUS received in lieu of the annual fee are credited as of the date of the Company's annual meeting of stockholders during the fiscal year in question. The number of PSUS credited is determined by dividing the amount of the annual fee by the average of the high and low prices at which the Company's common stock trades on the NASDAQ stock market on that date ("Value"). PSUS received in lieu of board meeting fees are credited to a Director's account at the Value on the day of the board meeting attended by the Director.

     Directors who maintain a PSUS account also receive Dividend Equivalents in a dollar amount equal to the cash dividend which the Director would have been entitled to receive if he had been the owner, on the record date for a dividend paid on the Company's common stock, of a number of shares of common stock equal to the total PSUS then credited to the Director's account. Dividend Equivalents are converted into PSUS and credited to the Director's PSUS account at the Value existing on the last day of each fiscal year.

     A participating Director may only redeem his PSUS account through a lump sum cash payment within thirty (30) days after he ceases to be a member of the Board, and his rights under the Plan may not be assigned, encumbered or otherwise transferred except to a designated beneficiary in the event of the death of a participant. PSUS have no voting or other shareholder rights attached to them and the Company's obligation to redeem any PSUS is unsecured.

     At December 31, 1999, the PSUS account balances for the following named Directors were:

                                                                              PHANTOM STOCK UNIT
                                                                                ACCOUNT BALANCE
                                                                               DECEMBER 31, 1999
                                                PHANTOM STOCK UNITS    ---------------------------------
                  DIRECTOR                        EARNED IN 1999       (IN TOTAL UNITS)    ($ VALUE (1))
                  --------                      -------------------    ----------------    -------------
William N. Lane, III........................           344.182            1,143.933            13,441
George V. Bayly.............................         1,391.765            1,867.354            21,941
Richard U. DeSchutter.......................         1,499.342            3,168.039            37,224
Theodore Dimitriou..........................         1,595.342            4,669.312            54,864
Thomas V. Kalebic...........................         1,458.765            4,542.205            53,371
James A. Miller.............................         1,407.765            2,457.243            28,873
Arthur C. Nielsen, Jr.......................         1,585.342            4,080.367            47,944
Govi C. Reddy...............................           348.182            1,240.436            14,575
Robert J. Stucker...........................         1,456.765            4,447.769            52,261

---------------
(1) Based on $11.75 Value.

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                    PARTICIPATION IN COMPENSATION DECISIONS

     During 1999 and currently, Mr. Kalebic, a member of the Company's Executive Committee, served as an officer and director of Lane Industries, Inc. of which William N. Lane, III, the Company's Chairman is also the Chairman and Chief Executive Officer (see notes (f) and (i) to Election of Directors and Transactions with Management).

     During 1999, executive officer compensation matters were principally decided by the Company's Executive Committee of the Board of Directors with the Board in whole having oversight authority. The Executive Committee and the Board also considered recommendations made by the Stock Option Plan Administrative Committee, whose members are currently Mr. Dimitriou, Mr. Rothwell and Mr. Miller, with respect to stock option matters. As members of the Company's Board and its Executive Committee, Messrs. Lane and Reddy participated in deliberations concerning their own compensation and the compensation of the other executive officers of the Company.

                     EXECUTIVE OFFICERS OF THE COMPANY (1)

               NAME AND AGE                                       TITLE
               ------------                                       -----
William N. Lane, III, 56..................  Chairman
Govi C. Reddy, 55.........................  President and Chief Executive Officer
Timothy J. Webb, 50.......................  Group President, Document Finishing
John Turner, 51...........................  Group President, Films
Govind K. Arora, 51.......................  Senior Vice President, Worldwide Manufacturing and
                                            Logistics
Terry G. Westbrook, 53....................  Senior Vice President and Chief Financial Officer
William R. Chambers, Jr., 45..............  Chief Operating Officer, Office Products Group
Robert F. Neuschel, 44....................  Vice President, E-Commerce
Steven Rubin, 52..........................  Vice President, Secretary and General Counsel
Paul C. Zarazinski, 44....................  Vice President and Chief Information Officer
Perry S. Zukowski, 41.....................  Vice President, Human Resources

---------------
(1) All of the above-named officers have been actively engaged in the business of the Company as Company employees for the past five years, in the capacity indicated above or in a substantially similar capacity, except: Timothy J. Webb, who before joining the Company in August, 1999 had been the Senior Vice President and General Manager of the Impressions Division of the Standard Register Company, a business printing firm, since the end of 1997 and had been, prior to that time, the President and Chief Executive Officer of UARCO, Inc., a business printing firm, since 1994; Terry G. Westbrook, who before joining the Company in September, 1999 had been a financial consultant since 1997 and had been the Senior Vice President and Chief Financial Officer at Utilicorp United, a global energy and utility company since 1996 and, for the five years prior to that had been the Senior Vice President-Finance and Chief Financial Officer of the Quaker Oats Company, a food concern; John Turner, who before taking this position in March, 2000 had been the Company's Vice President and General Manager of the Films Division since 1997 and European Films Division Vice President and General Manager from 1994 to 1997; William R. Chambers, who before being named to this position in August, 1999 had been the Company's Vice President and Chief Financial Officer since August, 1997 and prior to that had been Director of Manufacturing Development since November, 1995; Govind K. Arora, who before being elected to his position in March, 2000 had held various manufacturing management positions with the Company for more than the past five years; Robert F. Neuschel, who before being named to this position in March, 2000 had been the Vice President and General Manager of the Company's European Films Division since September, 1997 and had held various marketing positions with the Company prior to that time since 1979; Paul C. Zarazinski, who before joining the Company in August, 1999 had been the Vice President, Information Services for Kerry, Inc., a food products manufacturer since October, 1997 and, prior to that time, held a similar position with Malinckrodt Veterinary, Inc., a manufacturer of biological and pharmaceutical products for animals since 1994; and Perry S. Zukowski, who before being named to this position in March, 1998 had been the Company's Asst. Vice President, Human Resources since March, 1997 and for the four years prior to that had been Asst. Treasurer & Risk Management Director for Lane Industries, Inc.

    There is no family relationship between any of the above named officers. All officers are elected for a one-year term by the Board of Directors or until reelected.

         BOARD EXECUTIVE COMMITTEE AND STOCK OPTION PLAN ADMINISTRATIVE
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In 1999, the Executive Committee of the Board of Directors approved the compensation policies and programs of the Company as they pertained to the Company's executive officers, with the Board having oversight responsibility on these issues. This Committee will also bear this responsibility for the year 2000. The members of the Executive Committee were Messrs. Kalebic, Lane and Reddy. Mr. Lane and Mr. Reddy are current officers and employees of the Company.

     The Company and the Committee have maintained the philosophy that executive officer compensation should be directly and materially linked to operating performance. Thus, executive officer compensation is heavily weighted towards bonuses paid on the basis of both corporate and personal performance and the growth in wealth that can be achieved through the exercise of options in the Company's common stock. Therefore, in years when the Company has had excellent earnings growth, such as in 1997, its executive officers have been justly rewarded. In years when the Company has not had excellent earnings growth, such as in 1998 and 1999, executive officer compensation has suffered.

     The principal components of the compensation package for executive officers of the Company are salary, bonus, and stock options. The Committee believes that the compensation packages for the CEO and other executive officers are typical of other companies of the same general size and necessary to attract, properly motivate and retain a quality management team which will best serve the interests of the stockholders.

     Based on information provided in various compensation surveys subscribed to and received by the Company, the salaries of the CEO individually and of all other executive officers are approved by the Committee. The Committee believes, based on this information, that the salaries paid in 1999 to Mr. Reddy and the other executive officers, as well as their current salaries, are near the median of the average base salaries for executive officers of other comparable sized companies.

     Senior executive compensation is most closely related to corporate performance through awards made under the Management Incentive Compensation Plan (the "MIC Plan") and grants of options under the Company's 1989 Stock Option Plan. Under the MIC Plan participants can earn a bonus award, subject to minor adjustments, of up to 80% of annual salary.

     The amount of bonus awarded under the MIC Plan is based on a combination of achieving certain annual corporate objectives as well as individual performance objectives. In 1999, the corporate performance objective was based on attaining a certain earnings per share ("EPS") level. In 1999, the Company did not achieve EPS that was within a range that had been targeted by the Committee and the Board of Directors. Thus, Mr. Reddy and the other executive officers did not receive a MIC Plan bonus for the year 1999. For the year 2000, the corporate performance objective for the MIC plan is based on meeting certain EBITDA ("earnings before interest, taxes, depreciation and amortization charges") targets and achieving certain shareholder value criteria.

     The Committee also strongly believes that the granting of stock options to the CEO and the other senior executives should be an integral portion of over-all executive compensation. The opportunity to provide wealth to the executive group through the growth in value of the Company's Common Stock is an integral means of aligning the interest of management with stockholders and helps focus the attention of management on the long-term success of the Company. Options are granted to the CEO and the other executive officers on a periodic basis by the Stock Option Plan Administrative Committee. Options awarded during 1999 reflect continuation of this policy through intermittent grants to the CEO and other executive officers based on their relative levels of compensation and responsibilities. In 1996, following review of input received from management and its compensation consultant, the Board of Directors adopted and the Shareholders approved an amendment and restatement of the 1989 Stock Option Plan to enable the Stock Option Plan Administrative Committee to grant longer term, performance-related options related to the achievement of the Company's multi-year performance targets.

     To further enhance the aligning of management interest with that of the Stockholders, the Committee and the Board implemented an executive stock ownership program effective January 1, 1994. Under the terms of this program, the Company's senior officers, as well as certain other members of management, are encouraged to acquire and maintain a certain level of ownership of the Company's Common Stock. The level of required ownership call for ranges from a number of shares in value equal to or greater than one times annual salary for those employees with a salary level of $149,999 and below to two and one-half times salary for those employees with a salary level of $300,000 or above. Depending on length of service, an employee will have from five to seven years to attain their desired ownership levels, however, the Committee will monitor annually the progress being made by the employee to reach such level. If the Committee is not satisfied with the progress of share acquisition by any employee it could elect to recommend a reduction in future stock option grants to the affected employees by the Stock Option Plan Administrative Committee.

     Sec. 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Senior Executive Compensation Table that follows to $1 million, unless certain requirements are met. The Committee has determined not to modify the MIC Plan or any of the Company's other compensation programs at this time since compensation paid to executive officers under the current company programs would be less than the $1 million limit. In the future, the Committee will periodically review the necessity of modifying the compensation programs for executive officers so that the corporate tax deduction is maximized, however, it will retain the flexibility to not make such modifications when it deems such action to be in the best interests of the Company and its shareholders.

The Executive Committee  The Stock Option Plan
  Thomas V. Kalebic      Administrative Committee
  William N. Lane, III   Theodore Dimitriou
  Govi C. Reddy            Warren R. Rothwell
                           James A. Miller

                         SENIOR EXECUTIVE COMPENSATION

     The following table shows the compensation paid and accrued by the Company during 1999 to each of its five highest paid senior executives including the Chief Executive Officer.

                                                                               LONG TERM
                                                                              COMPENSATION                        TOTAL
                                               ANNUAL COMPENSATION               AWARDS                        COMPENSATION
                                       ------------------------------------      ------                        ------------
                                                             OTHER ANNUAL       OPTIONS/        ALL OTHER       (TOTAL OF
           NAME AND                    SALARY    BONUS(1)   COMPENSATION(2)       SARS       COMPENSATION(3)     COLUMNS
      PRINCIPAL POSITION        YEAR   ($)(A)     ($)(B)        ($)(C)            (#)            ($)(D)          A-D)($)
      ------------------        ----   ------    --------   ---------------     --------     ---------------    ---------
William N. Lane, III..........  1999   257,000        --            --               --          11,365          268,365
  Chairman of the Board         1998   252,115        --            --           55,000          16,520          268,635
                                1997   230,000   115,000            --           15,000          11,700          356,700
Govi C. Reddy.................  1999   580,000        --        27,898              900          26,152          634,050
  President and Chief           1998   571,158        --        10,922           47,000          35,827          617,907
                                1997   450,609   225,004        14,264           12,000          11,700          701,577
Timothy J. Webb(4)............  1999   158,653   162,500            --            7,500              --          321,153
  Group President,
  Document Finishing
Robert O'Connor(5)............  1999   230,000        --            --               --           2,187          232,187
  Group President, Films        1998   192,308    51,923           589            6,000           9,608          254,428
Terry G. Westbrook(6).........  1999    94,234        --            --            7,500              --           94,234
  Senior Vice President &
  Chief Financial Officer

---------------
(1) Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of such year.

(2) The above named individuals receive certain non-cash personal benefits, the aggregate cost of which to the Company are below applicable reporting thresholds. The amounts included in this column represent the amounts reimbursed to the named individuals for income taxes attributable to such personal benefits.

(3) Unless otherwise noted below, these amounts represent contributions by the Company to the Company's 401-K Savings and Retirement Plan on behalf of the named individuals and to their respective accounts established pursuant to the Company's non-tax qualified Supplemental Deferred Compensation Plan.

(4) Mr. Webb joined the Company in August, 1999. As part of his hiring agreement, he was guaranteed bonuses of $162,500 for the year 1999 and $62,500 for the year 2000. His annual current salary rate is $375,000.

(5) Mr. O'Connor retired from his employment with the Company on December 31, 1999.

(6) Mr. Westbrook joined the Company in September, 1999. His current annual salary rate is $350,000.

                            STOCK OPTION INFORMATION

     The following table sets forth the details of options granted to the individuals listed in the Senior Executive Compensation Table during 1999. The second table in this section sets forth certain information with respect to options exercised by those individuals in 1999 as well as the value of their unexercised options at the end of the year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                          PERCENT OF
                            NUMBER OF       TOTAL
                            SECURITIES     OPTIONS/
                            UNDERLYING      SAR'S
                             OPTIONS/     GRANTED TO
                              SAR'S       EMPLOYEES     EXERCISE OR                     GRANT DATE
                             GRANTED      IN FISCAL     BASE PRICE     EXPIRATION    PRESENT VALUE(2)
           NAME                (#)           YEAR        ($/SHARE)        DATE             ($)
           ----             ----------    ----------    -----------    ----------    ----------------
Govi C. Reddy.............        900         1.9          23.00        3/16/07            8,703
Timothy J. Webb...........      7,500        15.8          18.00         8/1/07           55,575
Terry G. Westbrook........      7,500        15.8           8.66        11/4/07           28,500

---------------
(1) All options granted to the named individuals were granted under the Company's 1989 Stock Option Plan. Twenty-five percent (25%) of each option first became exercisable one (1) year after the respective grant date. Only twenty-five percent (25%) of an initial option grant may be exercised during any one (1) year period commencing with the anniversary date of an option grant. All of these options were granted with an exercise price equal to the closing price of the Company's Common Stock after trading on the grant date in the NASDAQ stock market. No SARs were granted in connection with these option grants.

(2) Based on the Black-Scholes stock option pricing model. The following assumptions were made for purposes of calculating the Grant Date Present
    Value: the option term is assumed to be eight years; volatility at 39.16%; a dividend yield of 2.09%; and, a risk free interest rate of 5.4%. The actual value, if any, a named individual may realize will depend on the market value of the underlying shares at the time the option is exercised, so there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing stock options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                          AND FY-END OPTION/SAR VALUES

                                                                               VALUE OF
                                                           NUMBER OF          UNEXERCISED
                                                          UNEXERCISED        IN-THE-MONEY
                               SHARES                       OPTIONS/         OPTIONS/SARS
                              ACQUIRED                      SAR'S AT         AT FY-END(2)
                                 ON          VALUE           FY-END          EXERCISABLE/
                              EXERCISE    REALIZED(1)     EXERCISABLE/       UNEXERCISABLE
            NAME                (#)           ($)        UNEXERCISABLE            ($)
            ----              --------    -----------    -------------       -------------
William N. Lane, III........    7,000       129,125      44,625/112,375           0/0
Govi C. Reddy...............    6,000        60,750       33,500/88,300           0/0
Timothy J. Webb.............       --            --             0/7,500           0/0
Terry J. Westbrook..........       --            --             0/7,500           0/0

---------------
(1) Value realized represents the difference between the option exercise price and the fair market value of the Company's Common Stock on the date the option was exercised.
(2) Based on fair market value of $11.75 per Common Share on December 31, 1999.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the NASDAQ Composite Index and a peer group consisting of other companies that manufacture and sell office products.
     PERFORMANCE GRAPH

                                                     GENERAL BINDING                                       NASDAQ TOTAL RETURN
                                                       CORPORATION                 PEER GROUP                     INDEX
                                                     ---------------               ----------              -------------------
12/94                                                    100.00                      100.00                      100.00
12/95                                                    103.00                      150.00                      141.00
12/96                                                    158.00                      174.00                      174.00
12/97                                                    162.00                      222.00                      213.00
12/98                                                    203.00                      205.00                      151.00
12/99                                                     66.00                      151.00                      542.00

         -----------------------------------------------------------------------------------
                                          12/94   12/95   12/96   12/97   12/98   12/99
         -----------------------------------------------------------------------------------
          General Binding Corporation      100     103     158     162     203      66
         -----------------------------------------------------------------------------------
          Peer Group                       100     150     174     222     205     151
         -----------------------------------------------------------------------------------
          NASDAQ Total Return Index        100     141     174     213     300     542
         -----------------------------------------------------------------------------------

     The peer group used in the preceding graph consists of the Company, The Standard Register Company, Tab Products Co., Ennis Business Forms, Inc., Hunt Manufacturing Co., A.T. Cross Company, Dixon Ticonderoga Company, United Stationers Inc., Gradco Systems, Inc., and Day Runner, Inc.

                          TRANSACTIONS WITH MANAGEMENT

     In 1978 the Company implemented a Recapitalization Plan which had been previously approved by the stockholders. As part of the Plan the Company entered into an agreement with Lane Industries, Inc., providing for the sharing of Federal income tax savings, if any, between the Company and Lane Industries, Inc., resulting from the filing of consolidated Federal income tax returns. In 1999 the Company received $4,000,000 from Lane Industries, Inc. representing its share of savings under this Agreement, which amount is treated by the Company as a contribution to capital.

     In 1985 the Company entered into an Agreement with Lane Industries, Inc. providing for the sharing of state income tax savings, if any, realized by filing state income tax returns on a combined or consolidated basis with Lane Industries, Inc. In 1999 the Company paid Lane Industries, Inc. $79,550 which represented the Company's share of such savings for that year.

     Certain Lane Industries, Inc. personnel perform federal and state income tax planning, legal, risk management, acquisition due diligence and finance services for the Company. In 1999 and the first two months of 2000, the Company has paid $605,139 to Lane Industries, Inc. for these and related support services and facilities costs. Management of the Company believes that these costs are reasonable and fair and that the expense incurred is less than the expense the Company would incur for employing its own personnel with comparable levels of skill and experience to perform these services.

     The Company makes reservations for business travel and accommodations through a travel agency which is controlled by Lane Industries, Inc. The Company pays the rates charged by the various carriers, hotels and car rental companies which in turn pay commissions to this travel agency. The Company booked approximately $1,088,000 of business travel and accommodations through such travel agency in 1999 and the first two months of 2000.

     At certain times in 1999 and the first two months of 2000 the Company used hotel services and accommodations owned by a subsidiary of Lane Industries, Inc. When using these services and accommodations the Company pays rates which are comparable to rates charged by other hotel operators. During the relevant period the Company paid the Lane Industries, Inc. subsidiary $125,000 for these services and accommodations.

                        PROPOSAL TO RATIFY SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, on the recommendation of the Audit Committee, has selected Arthur Andersen & Co. as independent public accountants to make an audit of the accounts of the Company for the year 2000. If this selection is not ratified, the Board of Directors will reconsider its selection.

     The firm of Arthur Andersen & Co. has audited the books of the Company and its predecessor annually since 1948, has offices in or convenient to most of the locations in the United States and foreign countries where the Company operates, and is considered to be well qualified. The Company has been advised by Arthur Andersen & Co. that neither the firm nor any of its partners has any financial interest, either direct or indirect in the Company or any of its subsidiaries. Representatives of Arthur Andersen & Co. will be present at the annual meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS FAVORS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN & CO. AS INDEPENDENT PUBLIC ACCOUNTANTS.

                             SHAREHOLDER PROPOSALS

     Any proposal by a shareholder which is to be presented at the annual meeting to be held in 2001 must be received at the Company's offices in Northbrook, Illinois not later than December 15, 2000 in order to be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be presented for consideration at the meeting. Should any other matter requiring stockholders' action or approval be presented to the meeting, it is the intention of the proxy holders named in the enclosed form of proxy to take such action as shall be in accordance with their best judgment in the interest of the Company.

                                         By order of the Board of Directors

                                         Steven Rubin

                                         STEVEN RUBIN
                                         Vice President, Secretary
                                           and General Counsel

Northbrook, Illinois
April 5, 2000

     A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR 1999 HAS BEEN MAILED TO ALL STOCKHOLDERS. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL.

PROXY                   GENERAL BINDING CORPORATION                     PROXY
                  ONE GBC PLAZA, NORTHBROOK, ILLINOIS  60062
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints William N. Lane, III, Robert J. Stucker and Govi C. Reddy, or any of them, with full power of substitution, to represent and to vote as designated on the reverse side, all the shares of General Binding Corporation held of record by the undersigned on March 20, 2000, at the annual meeting of stockholders to be held on May 9, 2000, or at any adjournment thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND PROPOSAL 2.

    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE RETURN ENVELOPE.

                 (Continued and to be signed on reverse side)


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

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                                                    GENERAL BINDING CORPORATION
                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /


[                                                                                                                                ]

                                            For All
1. ELECTION OF DIRECTORS    For   Withheld  Except Nominees written below   2. Ratification of the appointment  For  Against Abstain
   G.V. Baly,               / /     / /         / /                            of Arthur Andersen & Co. as      / /    / /    / /
   R. U. DeSchutter,                                  -------------------      independent public accountants
   T. Dimitriou,                                       Nominee Exception       for the fiscal year 2000.
   T. V. Kalebic,
   J. A. Miller,                                                            3. In their discretion upon such other matters as may
   W. N. Lane, III,                                                            properly come before the meeting or any adjournment
   R. J. Stucker                                                               or adjournments thereof.
   A. C. Nielsen, Jr.,
   G. C. Reddy and                                                             The undersigned hereby revokes any proxy or proxies
   W. R. Rothwell                                                              heretofore given to vote upon or act with respect to
                                                                               said stock and hereby ratifies and confirms all that
                                                                               said proxies and substitutes, or any of them, may
                                                                               do by virtue thereof.

                                                                               [ ] I (we) shall attend the meeting.
                                                                               [ ] I (we) shall not attend the meeting.




Signature ________________________________________ Signature if held jointly _______________________________ Dated: _________, 2000
Please sign exactly as name appears hereon.  When signing as attorney, executor, administrator, trustee or guardian, please give full title.  If stock is held in the name of more than one person, all named holders must sign the proxy.
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